Exhibit 99.4

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

We hereby consent (i) to the inclusion of our opinion letter, dated December 18, 2012, to the Board of Directors of Alterra Capital Holdings Limited (“Alterra”) as Annex D to the joint proxy statement/prospectus which forms part the Registration Statement on Form S-4 relating to the proposed merger of Alterra with a wholly owned subsidiary of Markel Corporation, and (ii) to the references to such opinion and to our name in such joint proxy statement/prospectus in the sections entitled “Summary—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Alterra,” “The Merger—Background of the Merger,” “The Merger—Reasons Why Alterra’s Board of Directors Recommends Approval of the Merger,” and “The Merger—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Alterra.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Robert Giammarco
Name: Robert Giammarco Title: Managing Director

December 27, 2012